UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 11, 2018

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	001-16853	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8051 Congress Avenue Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

The 2018 Refinancing Amendment

On April 11, 2018, SBA Senior Finance II LLC (the “Borrower”), a wholly-owned subsidiary of SBA Communications Corporation (“SBAC”), entered into the 2018 Refinancing Amendment (the “2018 Refinancing Amendment”) with (i) SBAC, SBA Telecommunications, LLC, SBA Senior Finance, LLC and the SBAC direct and indirect subsidiaries named therein, as guarantors, (ii) the several lenders from time to time parties thereto, (iii) TD Securities (USA) LLC and Mizuho Bank, Ltd., as the joint lead arrangers, (iv) TD Securities (USA) LLC, Mizuho Bank Ltd., Barclays Bank plc, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, as joint book runners, and (v) Toronto Dominion (Texas) LLC, as administrative agent, to the Seconded Amended and Restated Credit Agreement, dated as of February 7, 2014, among the Borrower, the several lenders from time to time parties thereto, and Toronto Dominion (Texas) LLC, as administrative agent (as amended, supplemented or modified from time to time, the “Credit Agreement”).

The 2018 Refinancing Amendment increased the revolving credit commitments under the revolving credit facility from $1.0 billion to $1.25 billion aggregate principal amount, which may be borrowed, repaid and redrawn, based upon specific financial ratios and subject to the satisfaction of other customary conditions to borrowing. Pursuant to the terms of the 2018 Refinancing Amendment, amounts borrowed under the revolving credit facility accrue interest, at the Borrower’s election, at either (i) the Eurodollar Rate (as defined in the Credit Agreement) plus a margin that ranges from 1.125% to 1.750% or (ii) the Base Rate (as defined in the Credit Agreement) plus a margin that ranges from 0.125% to 0.750%, in each case based on the Borrower’s leverage ratio. Upon the closing, amounts borrowed under the revolving credit facility will initially accrue interest, at the Borrower’s option, at the Eurodollar Rate plus 1.5% or the Base Rate plus 0.5%. All amounts borrowed under the revolving credit facility will mature on April 11, 2023.

The 2018 Refinancing Amendment also provided for a new $2.4 billion, seven-year senior secured term loan (the “Term Loan”) under the Credit Agreement. The proceeds from the Term Loan were used to retire the outstanding $1.93 billion in aggregate principal amount of existing term loans, pay down the existing outstanding balance under the revolving credit facility, and for general corporate purposes. The Term Loan was issued at 99.75% of par value. The Term Loan will mature on April 11, 2025. The Term Loan bears interest, at the Borrower’s election, at either the Base Rate plus 1.0% per annum or the Eurodollar rate plus 2.0% per annum. Principal on the Term Loan will be repaid on the last day of each March, June, September and December, commencing on September 30, 2018, at a rate equal to 0.25% of the initial aggregate principal amount of the Term Loan. The Borrower has the ability to prepay any or all amounts under the Term Loan with no prepayment penalty, except to the extent the Term Loan is prepaid from the proceeds of certain refinancing or repricing transactions within six months of the closing of the 2018 Refinancing Amendment, in which case a prepayment fee equal to 1.0% of the aggregate principal amount of such prepayment will apply. In addition, the 2018 Refinancing Amendment modified certain definitions, financial ratio calculations and negative covenants in the Credit Agreement to reflect the increased size and international scope of the Borrower. All other material terms of the Credit Agreement, as amended, remain unchanged.

TD Securities and Mizuho Bank acted as joint lead arrangers on the transaction. Greenberg Traurig, P.A., acted as outside legal counsel for SBAC and its loan party subsidiaries in connection with the transaction.

Relationships

Certain of the lenders and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with SBAC and its affiliates. Such lenders will receive a portion of the net proceeds from this offering.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.90	2018 Refinancing Amendment, dated as of April 11, 2018, among SBA Senior Finance II LLC, as borrower, the banks and other financial institutions or entities party hereto as refinancing revolving lenders, continuing term lenders, additional term lenders or incremental amended term lenders and Toronto Dominion (Texas) LLC, as administrative agent and issuing lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Executive Vice President and Chief Financial Officer

Date: April 11, 2018